Exhibit 10.16(a)

AWARD NOTICE

to [ ]

[date]

Pursuant to the Continental Airlines, Inc.

Long Term Incentive Performance Award Program

This document constitutes your formal Award Notice as a Participant under the Continental Airlines, Inc. Long Term Incentive Performance Award Program (as amended from time to time, the "LTIP"), adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000"). This Award Notice evidences your receipt of [three separate Awards][an Award] under the LTIP, as follows:

    [An Award with respect to the Performance Period commencing on January 1, 2000 and ending on December 31, 2000;]
    [An Award with respect to the Performance Period commencing on January 1, 2000 and ending on December 31, 2001; and]
    [An Award with respect to the Performance Period commencing on January 1, 2000 and ending on December 31, 2002.]

[1. An Award with respect to the Performance Period commencing on January __, _______ and ending on December 31, _______.]

The potential Payout Percentage applicable to your Awards (which varies depending on whether the Company ranks first, second or third in EBITDAR Margin compared with the Industry Group for the relevant Performance Period), based on your position and pay at [January 1, 2000][January 1, _________], is set forth below.

Your Potential Payout Percentage:

#1 EBITDAR Margin ___%

#2 EBITDAR Margin ___%

#3 EBITDAR Margin ___%

#4-7 EBITDAR Margin 0%

The Payment Amount of your Awards, assuming achievement of the relevant Performance Targets under the LTIP, will be your Payout Percentage times your Base Amount (base salary plus a deemed bonus) in effect as of the earlier of the last day of the relevant Performance Period, the date of your death or Disability, or the day immediately preceding the date upon which you suffer a Qualifying Event in connection with, after, or in contemplation of a Change in Control. [In order to phase in the LTIP, the Payment Amount for the first two Performance Periods (January 1, 2000 to December 31, 2000 and January 1, 2000 to December 31, 2001) will be 1/3 and 2/3, respectively, of the amount which would be paid for a full three year Performance Period.]

The Performance Targets are achievement by the Company of number 1, number 2 or number 3 in EBITDAR Margin among an Industry Group (currently [Continental, AMR Corporation, Delta Airlines, Inc., Northwest Airlines Corporation, Trans World Airlines, Inc., UAL Corporation and US Airways Group, Inc.]) and achievement of an average of at least [$300] million of annual operating income during the relevant Performance Period, subject to certain adjustments.

Prior to any payout under the LTIP, the Committee must certify that the performance goals have been met.

Aggregate payments under the LTIP are subject to a cap of 5% of the actual average annual operating income of the Company and its consolidated subsidiaries with respect to the Performance Period, subject to certain adjustments[, and the LTIP is subject to approval by the Company's stockholders of the Incentive Plan 2000 at the annual meeting of stockholders later this year]. Capitalized terms used in this Award Notice are defined in the LTIP, and the LTIP and the Incentive Plan 2000 are hereby incorporated into this Award Notice by reference.

If you have any questions, or wish to obtain a copy of the LTIP, please contact ___________.

CONTINENTAL AIRLINES, INC.

By:_________________________

[Authorized Officer]